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                                                          Registration No. _____

      As Filed with the Securities and Exchange Commission on October 9, 1998

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  10549

                                     FORM N-8A

            NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                       OF THE INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Alpine Life Insurance Company
       Separate Account Two

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       200 Hopmeadow Street
       Simsbury, Connecticut 06089

Telephone Number (including area code): 860-843-6320

Name and address of agent for service of process:

       Thomas S. Clark, Esq.
       P.O. Box 2999
       Hartford, Connecticut  06104-2999

Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to
       Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            YES [X]      NO [ ]

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                                     SIGNATURE

       Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Simsbury and the State of Connecticut on the 9th day of October, 1998.


[SEAL]                             Alpine Life Insurance Company -
                                   Separate Account Two
                                   (Registrant)

                                   By:  Alpine Life Insurance Company
                                             (Sponsor/Depositor)


Attest:  /s/ Thomas S. Clark       By:  /s/ Craig R. Raymond
         -----------------------        ----------------------------------------
         Thomas S. Clark                Craig R. Raymond
         Attorney                       Senior Vice President and Chief Actuary







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